Exhibit 99.1

Quantum Technologies Reports Fiscal 2012 Second Quarter Financial Results

—Fiscal 2012 Second Quarter Revenues Reach $13 Million, up 233%

IRVINE, Calif., December 8, 2011 /PRNewswire-FirstCall/ — Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW), a leader in the development and production of hybrid propulsion systems, energy storage technologies, alternative fuel vehicles and applications including hybrid, plug-in hybrid, and hydrogen and owner of a portfolio of renewable energy farm projects, today reported its results for the second quarter of fiscal 2012. Conference call information is provided below.

Fiscal 2012 Second Quarter and Six Month Operating Results

For the second quarter of fiscal 2012, revenues reached $13.0 million and increased $9.1million, or 233%, from $3.9 million in the second quarter of fiscal 2011. For the first six months of fiscal 2012, revenues were $19.8 million and increased $12.4 million, or 168%, from $7.4 million in the first six months of fiscal 2011. The increase in revenues is primarily due to increased product shipments to Fisker Automotive of components related to our Q-Drive TM hybrid drive systems. Our overall operating loss for the second quarter increased $3.9 million, from $4.9 million in the second quarter of fiscal 2011 to $8.8 million in the second quarter of fiscal 2012. The increase in operating loss was primarily due to a non-cash impairment charge of $7.5 million related to a write-down of intangible assets and goodwill at Schneider Power. Our overall operating loss for the six month period increased $4.6 million, from $9.5 million in fiscal 2011 to $14.1 million in fiscal 2012. This increase was attributable primarily to $8.5 million in impairment charges recorded during the six month period ended October 31, 2011, which was partially offset by a $6.1 million improvement in operating income within the Electric Drive & Fuel Systems operating segment.

Revenues for our Electric Drive & Fuel Systems segment increased $9.3 million, from $3.7 million in the second quarter of fiscal 2011 to $13.0 million in the second quarter of fiscal 2012. Revenue from product sales for this segment increased $8.4 million, from $0.8 million in the second quarter of fiscal 2011 to $9.2 million in the second quarter of 2012, due to increased product shipments to Fisker Automotive and increased shipments of high pressure fuel storage systems for natural gas applications. Contract revenue for this segment increased $0.8 million, or 27%, from $ 3.0 million in the second quarter of fiscal 2011 to $3.8 million in the second quarter of fiscal 2012. Contract revenue is derived primarily from system development, application engineering and qualification testing of our products and systems under funded contracts with OEMs and other customers. This segment had $1.7 million in operating income during the second quarter of fiscal 2012, compared to a $2.2 million operating loss during the same period in the prior fiscal year, and operating income of $1.9 million in the current six month period compared to a $4.2 million loss during the same period in the prior fiscal year. The significant improvement in operating performance was primarily due to the higher revenues and improved product margins during the current fiscal year periods.

Revenues for our Renewable Energy segment includes energy sales related to Schneider Power’s Providence Bay wind farm and revenue from construction management services on other projects. Revenues for this segment were $0.1 million for the second quarter of fiscal 2012, compared to $0.2 million in the second quarter of fiscal 2011. The operating loss for this segment was $8.1 million in the second quarter of fiscal 2012, compared to a loss of $0.4 million in the second quarter of fiscal 2011. The operating loss for this segment included estimated impairment charges of $7.5 million as of October 31, 2011, of which $5.0 million was to reduce the carrying value of the intangible asset associated with Schneider Power’s renewable energy project portfolio and $2.5 million was to fully write-off goodwill allocated to the Renewable Energy segment. The impairment charges are a result of industry wide factors and access to sufficient funding required to advance the development of certain Schneider Power renewable energy projects.

Our Corporate segment represents the general and administrative expenses that indirectly support our Electric Drive and Fuel Systems and Renewable Energy operating segments and consists primarily of personnel costs, share-based compensation costs, and general and administrative costs for executives, finance, legal, human resources, investor relations and the board of directors. Corporate segment losses increased by $0.2 million, from $2.2 million in the second quarter of fiscal 2011 to $2.4 million in the second quarter of fiscal 2012. Corporate expenses increased $2.7 million, from $4.6 million in the first six months of fiscal 2011 to $7.3 million in the first six months of fiscal 2012.

The increase in the current six month period is primarily a result of a first quarter charge of $1.8 million recognized in connection with our exit from a facility located in Lake Forest, California and a first quarter charge of $0.9 million for impairments of long-lived assets that occurred in connection with our analysis of the recoverability of deposits made on solar manufacturing equipment. Company-wide share-based compensation expense was $0.2 million and depreciation and amortization expense was $0.4 million in the second quarter of fiscal 2012.

During the first six months of fiscal 2012, cash used from operations was $10.8 million, of which $8.1 million was used for working capital purposes. Excluding the changes in operating assets and liabilities, the cash used in operations improved by $6.1 million, from a use of $8.8 million in the first six months of fiscal 2011 to a use of $2.7 million in the first six months of fiscal 2012. During the second quarter of fiscal 2012, cash used in operations was $0.7 million excluding the cash used for working capital purposes.

During the second quarter of fiscal 2012, we recognized a $0.1 million loss in equity in earnings of affiliates, primarily related to our equity share in losses of Asola, our German affiliate. For the six month period ended October 31, 2011, Asola had revenues of approximately $25.7 million.

Interest expense, net of interest income, amounted to $1.6 million in the second quarter of fiscal 2012, as compared to $0.7 million recognized in the second quarter of fiscal 2011, and amounted to $2.2 million for the first six months of fiscal 2012, as compared to $1.2 million recognized in the first six months of fiscal 2011. Interest expense in the prior year periods primarily related to debt instruments payable to our senior lender. The increase in expense during the current periods is primarily related to higher effective interest rates incurred associated with issuances of new unsecured debt obligations to investors in the first six months of fiscal 2012, including the amortization of debt discounts and debt origination costs associated with the new obligations.

Our financial statements include fair value adjustments for the bifurcation of the derivative liabilities associated with embedded features contained within certain debt obligations and warrant contracts. Fair value adjustments of the derivative instruments, which are recorded as non-cash unrealized gains or losses, amounted to a $4.5 million gain in the second quarter of fiscal 2012, compared to a $4.1 million gain in the second quarter of fiscal 2011. The share price of our common stock is the primary underlying variable that impacts the value of the derivative instruments. Additional factors include the volatility of our stock price, our credit rating, discount rates, and stated interest rates. The gain in the respective periods was primarily attributable to the decrease in our common stock share price in the second quarter of fiscal 2011 and 2012.

Also reflected in our financial statements for the second quarter of fiscal 2012 is a loss on modification of debt and derivative instruments of $2.6 million due to an implied exchange of certain existing debt instruments held by our senior lender as a result of certain modifications made to those debt instruments during the quarter.

During the first six months of fiscal 2012, we repaid a total of $5.1 million of principal due under our debt obligations in cash and by the issuance of shares of our common stock and settled $1.1 million of derivative warrant liabilities by the issuance of shares of our common stock.

Our overall net loss for the second quarter of fiscal 2012 was $8.4 million, compared to a net loss of $1.5 million in the second quarter of fiscal 2011. The increase in net loss was primarily due to an increase in our operating loss of $3.9 million, inclusive of the $7.5 million impairment charge, and the $2.6 million loss on modification of debt recorded in the second quarter of fiscal 2012. Our overall net loss in the first six months of fiscal 2012 was $16.3 million, compared to a net loss of $3.1 million in the first six months of fiscal 2011. The increase in net loss was primarily due to an increase in our operating loss of $4.6 million, inclusive of the $8.5 million impairment of intangibles and long-lived assets, a decrease of $4.8 million in the fair value adjustments of the derivative instruments, and a $1.8 million facility exit obligation charge during the first six months of fiscal 2012.

Alan P. Niedzwiecki, President and CEO, stated, “We are excited about the continued growth in our electric drive and fuel systems revenue base and expanding customer programs. Our product shipments to Fisker Automotive and increasing CNG tank sales are driving the revenue growth and we remain enthusiastic about the expected positive impact this will continue to have on our operations.” Mr. Niedzwiecki continued, “ The renewable energy side of our business has been negatively impacted by uncertainty around feed-in-tariff programs and difficulty in obtaining project financing. We intend to move forward with developing a limited number of renewable energy projects with strategic partnerships, subject to sufficient equity or debt project financing required to fund such development.”

Quantum Fuel Systems Technologies Worldwide, Inc.

Condensed Consolidated Statements of Operations

	Three Months Ended October 31,		Six Months Ended October 31,
	2010	2011	2010	2011
	(unaudited)		(unaudited)
Statements of Operations:
Revenue:
Net product sales	$835,004	$9,260,350	$1,479,074	$12,473,736
Contract revenue	3,050,178	3,761,874	5,966,039	7,302,930

Total revenue	3,885,182	13,022,224	7,445,113	19,776,666
Costs and expenses:
Cost of product sales	878,440	6,722,172	1,437,640	8,732,966
Research and development	4,177,673	3,795,963	7,908,841	7,292,460
Selling, general and administrative	3,582,829	3,667,776	7,371,812	9,137,407
Amortization and impairment of long-lived assets	104,543	7,636,803	210,466	8,706,784

Total costs and expenses	8,743,485	21,822,714	16,928,759	33,869,617

Operating loss	(4,858,303)	(8,800,490)	(9,483,646)	(14,092,951)
Interest expense, net	(732,458)	(1,553,490)	(1,191,598)	(2,200,047)
Fair value adjustments of derivative instruments, net	4,070,000	4,532,000	7,482,000	2,679,000
Loss on modification of debt and derivative instruments, net	—	(2,550,583)	—	(2,550,583)
Gain on settlement of debt and derivative instruments, net	—	78,000	—	220,226
Equity in earnings (losses) of affiliates, net	74,720	(134,935)	145,955	(346,103)
Other income	17,212	—	17,212	—

Loss from operations before income tax expense	(1,428,829)	(8,429,498)	(3,030,077)	(16,290,458)
Income tax benefit (expense)	(25,963)	28,731	(39,330)	24,665

Net loss attributable to stockholders	$(1,454,792)	$(8,400,767)	$(3,069,407)	$(16,265,793)

Net loss per share - basic and diluted	$(0.15)	$(0.53)	$(0.33)	$(1.10)
Weighted average shares outstanding - basic and diluted	9,389,963	15,972,574	9,204,148	14,818,406
Cash Flow Information:
Depreciation, amortization and impairment of long-lived assets	$456,327	$7,942,856	$877,989	$9,316,489
Net cash used in operating activities	(2,645,669)	(3,116,703)	(8,605,906)	(10,810,839)
Net cash used in investing activities	(128,549)	(553,491)	(1,372,312)	(893,808)
Net cash provided by financing activities	3,311,468	2,458,895	9,639,692	12,242,432

		April 30, 2011	October 31, 2011
			(Unaudited)
Balance Sheet Information:
Cash and cash equivalents		$2,776,074	$3,288,652
Working capital (deficit)		(22,137,349)	(9,936,352)
Total assets		71,970,047	71,633,683
Derivative instruments:
Current		4,322,000	1,912,000
Non-current		56,000	1,506,000
Long-term debt, less current portion		203,318	41,609
Total equity		38,578,045	38,511,331

Financial Results Call Scheduled:

Thursday, December 8, 2011 1:00 p.m. Pacific time (4:00 p.m. Eastern time)

Conference Call Number: (706) 679-1155; Conference ID #34235376

For those of you unable to join us at this time, a playback of this call will be available via telephone approximately two hours after the call until December 15, 2011 at 11:59 p.m. Pacific time. The number for this service is (706) 645-9291. The call will also be available on the Company’s Investor Relations web page:

http://www.qtww.com/about/investor_information/conference_calls/index.php.

For assistance, please call Elaine Lovre at (206) 315-8242.

About Quantum

Quantum Fuel Systems Technologies Worldwide, Inc., a fully integrated alternative energy company, is a leader in the development and production of hybrid propulsion systems, energy storage technologies, and alternative fuel vehicles. Quantum’s wholly owned subsidiary, Schneider Power Inc., complements Quantum’s emerging renewable energy presence through the development and ownership of wind and solar farms. Quantum’s portfolio of technologies includes electronic controls, hybrid electric drive systems, hydrogen storage and metering systems, and alternative fuel technologies that enable fuel efficient, low emission hybrid, plug-in hybrid electric, fuel cell, and natural gas vehicles. Quantum’s powertrain engineering, system integration, vehicle manufacturing, and assembly capabilities provide fast-to-market solutions to support the production of hybrid and plug-in hybrid, hydrogen-powered hybrid, fuel cell, alternative fuel, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum’s customer base includes automotive OEMs, dealer networks, fleets, aerospace industry, military and other government entities, and other strategic alliance partners.

More information can be found about Quantum’s products and services at www.qtww.com.

Forward-Looking Statements

All statements included in this press release, other than statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended. Forward-looking statements can generally be identified by words such as “may,” “could,” “will,” “should,” “assume,” “expect,” “anticipate,” “plan,” “intend,” “believe,” “predict,” “estimate,” “forecast,” “outlook,” “potential,” or “continue,” or the negative of these terms, and other comparable terminology. Although we believe the expectations and intentions reflected in our forward-looking statements are reasonable, we cannot assure you that these expectations and intentions will prove to be correct.

Various risks and other factors including those risks and uncertainties identified in the “Risk Factors” section of the prospectus we filed with the SEC on November 25, 2011 and in our 10-Q for the quarter ended October 31, 2011, which we expect to file shortly with the SEC, could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward looking statements.

Many of the risk factors are beyond our ability to control or predict. You should not unduly rely on any of our forward-looking statements. These statements are made only as of this press release. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect future events or developments. All subsequent written and oral forward-looking statements attributable to us and persons acting on our behalf are qualified in their entirety by the cautionary statements contained herein or in our public filings.

For more information regarding Quantum, please contact:

Investor Relations

Brion D. Tanous

Principal, CleanTech IR, Inc.

Email: btanous@cleantech-ir.com

(310) 541-6824

Dale Rasmussen

+1-206-315-8242

Email: drasmussen@qtww.com

(C)2011 Quantum Fuel Systems Technologies Worldwide, Inc.

17872 Cartwright Road, Irvine, CA 92614

Phone 949-399-4500 Fax 949-399-4600